Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

For Release:	Immediate

Media	Marvin Brown Bruce Bullock	(281) 591-4212 (281) 591-4429
Investors	Maryann Seaman	(312) 861-6414

FMC Technologies Reports 14 Percent Increase in Second Quarter 2004 Net Income

Highlights:

•	Second quarter 2004 earnings per diluted share of $0.35 up 9 percent from prior-year quarter

•	Inbound orders exceed $1 billion on strong subsea project awards in all major producing basins

•	New record backlog of $1.6 billion; subsea backlog nearly $1 billion

•	Strong cash flow reduced net debt to $112 million

•	Increasing full-year 2004 diluted earnings per share guidance to a range of 15 to 20 percent over 2003

HOUSTON, August 2, 2004 – FMC Technologies, Inc. (NYSE: FTI) today reported second quarter 2004 revenue of $671.5 million and earnings of $0.35 per diluted share. Revenue increased 10 percent over 2003 second quarter revenue. Backlog grew to a record $1.6 billion on strong inbound orders of over $1.0 billion during the quarter. Inbound orders increased significantly from the prior-year quarter due to several major subsea project awards. Strong operational cash flow reduced net debt at the end of the quarter to $112.0 million.

“We delivered another strong quarter, with solid sales growth of 10 percent and earnings per share growth of 9 percent compared with the second quarter of 2003,” said Joseph H. Netherland, Chairman, President and Chief Executive Officer. “Net income of $24.1 million improved 14 percent on strong floating production systems and subsea operating profit and lower overall corporate items. Our inbound orders increased subsea backlog to nearly $1 billion at the end of the quarter. Based on current market conditions and our solid year-to-date performance in both earnings and inbound orders, we are increasing our full year 2004 diluted earnings per share guidance to a range of 15 percent to 20 percent above 2003.”

- more -

Page 2 - FMC Technologies Reports 14 Percent Increase in Second Quarter 2004 Net Income

Review of Operations – Second Quarter 2004

Sales for Energy Systems, comprising Energy Production Systems and Energy Processing Systems, were $457.1 million in the second quarter of 2004, up 16 percent from $393.4 million in the second quarter of 2003. Energy Systems’ operating profit for the second quarter was $30.2 million, up from $28.1 million in the same quarter last year.

Energy Systems’ inbound orders were $823.8 million in the second quarter, up $527.0 million compared to the second quarter of 2003. Significant inbound orders in subsea of $615 million, due to major subsea project awards in West Africa, Brazil and the North Sea, were the primary driver for the quarter-over-quarter inbound order improvement. Energy Systems’ total backlog at the end of the second quarter was $1.35 billion compared to $847.2 million at the end of the second quarter of 2003.

Energy Production Systems’ second quarter sales of $345.4 million increased 19 percent over the prior-year quarter, largely due to higher floating production and subsea systems sales. Floating production systems sales improvement is attributable to the CNR, Santos and Sonatrach projects. Subsea revenue of $235.1 million was $22.7 million above the prior-year quarter due to strong sales in the eastern hemisphere, offsetting the forecasted declines in the Gulf of Mexico. Energy Production Systems’ operating profit of $23.2 million was up 16 percent from the second quarter of 2003, primarily reflecting improvements in the floating production systems’ CNR and Santos projects and higher subsea volume.

Energy Production Systems’ inbound orders of $709.2 million for the second quarter were $525.7 million above the prior-year quarter. Significant subsea project awards for BP’s Block18 Greater Plutonio; Woodside Energy’s Chinguetti; Statoil’s Norne Satellites; and Petrobras’ Campos Basin made up a substantial percentage of the segment’s inbound orders. Energy Production Systems’ backlog of $1.2 billion was $481.0 million higher than the prior-year second quarter and up $363.9 million sequentially on the strength of subsea projects.

Energy Processing Systems’ second quarter sales of $115.1 million increased 11 percent over the prior-year second quarter, due to demand for LNG marine loading arms and metering systems and continued demand for WECO®/Chiksan® equipment. Operating profit of $7.0 million declined $1.1 million compared to the second quarter of 2003. Lower Energy Processing Systems operating profit was due to lower downstream project volume in the blending and transfer business and lower margins in loading systems due to project mix, but the decline was partially offset by increased WECO®/Chiksan® operating profit from continued service company demand and increased volume from measurement solutions.

Page 3 - FMC Technologies Reports 14 Percent Increase in Second Quarter 2004 Net Income

Energy Processing Systems’ inbound orders were $114.7 million for the second quarter, up $1.3 million over the prior-year quarter. Strong demand for WECO®/Chiksan® equipment from service companies and continued demand for loading systems was partially offset by lower surface production manifold activity. Energy Processing Systems’ backlog of $146.0 million was $19.2 million over the second quarter of 2003 on strong activity in measurement and loading systems.

FoodTech’s sales in the second quarter of $151.4 million were down from $165.3 million in the second quarter of 2003, due mainly to fewer tomato processing projects in Europe and Asia compared to the prior-year quarter and, to a lesser extent, the absence of sales for the harvester product line which was sold in 2003. Stronger sales of food handling and cooking equipment were partially offsetting. Operating profit of $13.9 million decreased $1.4 million compared with the prior-year quarter, due mainly to lower tomato processing volume and the absence of second quarter operating profit from the harvester product line, partially offset by the favorable timing of the domestic citrus crop. Inbound orders of $125.2 million were up $3.2 million over the prior-year quarter. Backlog of $141.9 million is up 17 percent over the prior-year quarter due to sterilization and cooking equipment projects.

Airport Systems’ second quarter sales of $65.1 million were 23 percent higher compared with the second quarter of 2003. Sales from the Jetway® business were the primary contributor to the quarter-over-quarter improvement due to stronger demand for passenger boarding bridges from airport authorities. Increased demand from international airlines and ground handlers also resulted in improved sales in the ground support equipment businesses. Operating profit of $3.2 million was $1.3 million higher than the prior-year quarter. Margin improvement from the Jetway® and ground support equipment businesses more than offset the impact of lower sales of Halvorsen loaders. Inbound orders were $85.2 million in the second quarter of 2004, up 41 percent from the prior-year quarter, due mainly to stronger demand for passenger boarding bridges and ground support equipment. Backlog of $147.1 million is up 18 percent over the prior-year quarter.

Corporate expense in the second quarter of 2004 was $6.2 million, $0.2 million above the prior-year period. Other expense, net, of $5.4 million decreased $2.1 million compared with the prior-year period, due in part to lower expense for employee stock-based compensation and lower expense as a result of the outsourcing of the Company’s employee service center. Net interest expense in the first quarter of 2004 was $1.8 million, down from $2.5 million in the second quarter of 2003, due to lower interest rates and lower average debt.

Debt, less cash, at the end of the second quarter of 2004 was $112.0 million, down from $207.3 million at the end of the first quarter of 2004. Depreciation and amortization for the second quarter of 2004 was $14.5 million. Capital expenditures during the second quarter of 2004 totaled $12.5 million.

Page 4 - FMC Technologies Reports 14 Percent Increase in Second Quarter 2004 Net Income

Summary

FMC Technologies reported earnings per diluted share of $0.35 for the second quarter 2004 compared to $0.32 in the prior-year quarter. Significant subsea project awards were the primary driver of inbound orders for the quarter, which exceeded $1 billion. Backlog grew to a record $1.6 billion on the strength of subsea. Energy Systems’ revenue grew 16 percent over 2003 and operating profit improved 7 percent on the strength of floating production systems and subsea. FoodTech revenue and operating profit decreased due mainly to lower tomato processing volume. Airport Systems showed continued revenue and operating profit improvement. Based on strong backlog and year-to-date performance, the Company increased its guidance for full-year 2004 earnings per diluted share to a range of 15 to 20 percent over 2003.

# # #

FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production and Energy Processing), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 8,600 people and operates 32 manufacturing facilities in 16 countries.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond FMC Technologies’ ability to control. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties described in the Cautionary Note Regarding Forward-Looking Statements in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. FMC Technologies cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its second quarter 2004 conference call at 9:00 a.m. (Eastern Daylight Time) on Tuesday, August 3, 2004. The event will be available at www.fmctechnologies.com. It also will be available for replay after the event at the same website address.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Revenue	$671.5	$609.9	$1,234.2	$1,109.6
Costs and expenses	635.7	577.9	1,177.7	1,064.4

	35.8	32.0	56.5	45.2
Minority interests	0.1	0.2	(0.1)	0.4
Net interest expense	1.8	2.5	3.8	4.7

Income before income taxes	33.9	29.3	52.8	40.1
Provision for income taxes	9.8	8.2	15.3	11.1

Net income	$24.1	$21.1	$37.5	$29.0

Earnings per share
Basic	$0.36	$0.32	$0.56	$0.44

Diluted	$0.35	$0.32	$0.55	$0.44

Weighted average shares outstanding
Basic	67.2	66.1	67.0	66.0

Diluted	69.0	66.8	68.7	66.6

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Revenue

Energy Production Systems	$345.4	$290.2	$641.7	$555.6
Energy Processing Systems	115.1	103.5	224.5	198.0
Intercompany eliminations	(3.4)	(0.3)	(6.3)	(0.3)

Subtotal Energy Systems	457.1	393.4	859.9	753.3
FoodTech	151.4	165.3	254.8	260.6
Airport Systems	65.1	53.1	123.2	99.4
Intercompany eliminations	(2.1)	(1.9)	(3.7)	(3.7)

	$671.5	$609.9	$1,234.2	$1,109.6

Income before income taxes
Segment operating profit
Energy Production Systems	$23.2	$20.0	$44.0	$36.1
Energy Processing Systems	7.0	8.1	11.7	9.5

Subtotal Energy Systems	30.2	28.1	55.7	45.6
FoodTech	13.9	15.3	18.5	21.5
Airport Systems	3.2	1.9	5.2	2.7

	47.3	45.3	79.4	69.8

Corporate items
Corporate expense	(6.2)	(6.0)	(12.6)	(11.9)
Other expense, net (1)	(5.4)	(7.5)	(10.2)	(13.1)
Net interest expense	(1.8)	(2.5)	(3.8)	(4.7)

	(13.4)	(16.0)	(26.6)	(29.7)

Income before income taxes	$33.9	$29.3	$52.8	$40.1

(1) Other expense, net, comprises expense related to stock-based compensation, LIFO inventory adjustments, expense related to employee pension and other postretirement employee benefits and foreign currency related gains or losses. Stock-based compensation expense includes the recognition of awards for both restricted stock and stock options over the vesting period. Beginning in 2004, the Company recorded expense for stock options in accordance with SFAS No. 123 and prior period results were restated. The following table displays pre-tax expense from stock-based compensation:
	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Restricted stock expense	$1.8	$0.9	$3.4	$1.8
Stock option expense	1.3	3.0	2.4	5.2

	$3.1	$3.9	$5.8	$7.0

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Inbound Orders

Energy Production Systems	$709.2	$183.5	$970.0	$461.1
Energy Processing Systems	114.7	113.4	233.3	214.8
Intercompany eliminations	(0.1)	(0.1)	(4.4)	(7.9)

Subtotal Energy Systems	823.8	296.8	1,198.9	668.0
FoodTech	125.2	122.0	279.0	274.2
Airport Systems	85.2	60.6	140.8	112.3
Intercompany eliminations	(2.2)	(1.0)	(4.4)	(3.2)

Total inbound orders	$1,032.0	$478.4	$1,614.3	$1,051.3

	June 30
	2004	2003
Order Backlog

Energy Production Systems	$1,209.0	$728.0
Energy Processing Systems	146.0	126.8
Intercompany eliminations	(3.6)	(7.6)

Subtotal Energy Systems	1,351.4	847.2
FoodTech	141.9	120.9
Airport Systems	147.1	124.7
Intercompany eliminations	(1.8)	(0.1)

Total order backlog	$1,638.6	$1,092.7

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30, 2004 (Unaudited)	December 31, 2003
Cash and cash equivalents	$101.5	$29.0
Trade receivables, net	561.9	544.1
Inventories	288.6	286.8
Other current assets	67.2	89.5

Total current assets	1,019.2	949.4

Property, plant and equipment, net	319.7	327.9
Goodwill	115.2	118.2
Intangible assets, net	70.8	71.2
Other assets	149.9	137.9

Total assets	$1,674.8	$1,604.6

Short-term debt and current portion of long-term debt	40.6	20.4
Accounts payable, trade and other	275.1	272.4
Advance payments	283.7	255.6
Other current liabilities	313.9	296.7

Total current liabilities	913.3	845.1

Long-term debt, less current portion	172.9	201.1
Other liabilities	97.0	115.1
Common stock	0.7	0.7
Other stockholders’ equity	490.9	442.6

Total liabilities and stockholders’ equity	$1,674.8	$1,604.6

8

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Six Months Ended June 30
	2004	2003
Cash provided by operating activities of continuing operations:
Net income	$37.5	$29.0
Depreciation and amortization	31.0	26.7
Advance payments	28.0	32.4
Other	(4.6)	(15.2)

Net cash provided by operating activities of continuing operations	91.9	72.9

Cash required by discontinued operations	(5.5)	(4.6)

Cash provided (required) by investing activities:
Capital expenditures	(22.8)	(27.7)
Retirement of sale-leaseback obligations	—	(35.9)
Other	2.4	1.5

Net cash required by investing activities	(20.4)	(62.1)

Cash provided (required) by financing activities:
Net increase (decrease) in short-term debt	20.3	(39.6)
Net increase (decrease) in long-term debt	(28.2)	60.1
Issuance of capital stock	15.2	4.0

Net cash provided by financing activities	7.3	24.5

Effect of changes in foreign exchange rates on cash and cash equivalents	(0.8)	0.2

Increase in cash and cash equivalents	72.5	30.9

Cash and cash equivalents, beginning of period	29.0	32.4

Cash and cash equivalents, end of period	$101.5	$63.3